Exhibit 10.12

FIRST AMENDMENT TO THE
DUN & BRADSTREET CAREER TRANSITION PLAN
(As Amended and Restated as of January 1, 2015)

THIS FIRST AMENDMENT, by THE DUN & BRADSTREET CORPORATION (the “Corporation”) to The Dun & Bradstreet Career Transition Plan (as Amended and Restated as of January 1, 2015) (the “Plan”) is effective as of February 24, 2015.

WITNESSETH:

WHEREAS, the Corporation sponsors the Plan and the Corporation has delegated authority to make amendments to the Plan (as well as the ability to further delegate the amendment power) to the Compensation & Benefits Committee of the Corporation (the “C&BC”);

WHEREAS, the C&BC now considers it desirable to amend the Plan to provide that the C&BC has authority under the Plan solely with respect to executives referred to as “C&BC Reviewed Employees” under the Plan.

NOW THEREFORE, it is hereby resolved that the Plan be, and it hereby is, amended, effective as of February 24, 2015:

I.

Section 2.2 of the Plan is hereby amended to read as follows:

“2.2 The Compensation & Benefits Committee is authorized, in its sole discretion, to award benefits as set forth on Schedule A to an Eligible Employee who is a C&BC Reviewed Employee with respect to a Separation from Service that does not constitute an Eligible Termination. In addition, the Plan Benefits Committee is authorized, in its sole discretion, to award benefits as set forth on Schedule A to an Eligible Employee who is not a C&BC Reviewed Employee with respect to a Separation from Service that does not constitute an Eligible Termination. As a result, it is possible that an Eligible Employee who is not otherwise eligible for benefits under the terms of the Plan may be awarded benefits under the Plan pursuant to the terms of a Severance and Release Agreement.”

II.

In all other respects, the Plan shall remain in full force and effect.